Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated May 30, 2013 with respect to the consolidated financial statements included in the Annual Report of Arrhythmia Research Technology, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2012.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Arrhythmia Research Technology, Inc. on Forms S-8 (File No. 333-166600, effective May 6, 2010 and File No. 333-150044, effective April 2, 2008).

/s/ Grant Thornton LLP

Boston, Massachusetts
May 30, 2013

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